De Joya & Company

May 2, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: PLANET411.COM, INC.

Ladies and Gentlemen:

We have read the statements made by PLANET411.COM, INC. in Item 4.01 of the accompanying Form 8-K (Commission file number 000-27645), which is being filed with the Securities and Exchange Commission. We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ De Joya & Company
DE JOYA & COMPANY